                                                                    Exhibit 99.1

                      [LOGO OF VION PHARMACEUTICALS, INC.]

                                  COMPANY CONTACT:   Vion Pharmaceuticals, Inc.
                                                     Howard B. Johnson, CFO
                                                     (203) 498-4210 phone

                VION REPORTS 2003 FIRST QUARTER FINANCIAL RESULTS

NEW HAVEN, CT, May 15, 2003 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP: VION) today announced results for the three-month period ended March 31, 2003.

The Company reported a net loss of $2.4 million, or $0.08 per share, for the three-month period ended March 31, 2003, compared with a net loss of $4.0 million, or $0.14 per share, for the same period in 2002. Total operating expenses were $2.5 million and $4.3 million for the three-month periods ended March 31, 2003 and 2002, respectively.

The Company reported ending the quarter with $8.1 million in cash and cash equivalents. The Company continues to explore its financial and strategic options to raise capital and/or reduce expenses.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion's portfolio of agents includes:
Triapine'r', a potent inhibitor of a key step in DNA synthesis; VNP40101M, a unique DNA alkylating agent; and TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors. For additional information on Vion and its research and product development programs, visit the company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause Vion's plans to differ or results to vary from those expected, including Vion's ability to continue as a going concern, which is dependent on securing external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                         --Financial Statements Follow--


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                           VION PHARMACEUTICALS, INC.
                          (A Development Stage Company)

                       CONDENSED STATEMENTS OF OPERATIONS
                                  (Unaudited)

                                                          Three Months Ended
                                                               March 31,
(In thousands, except per share data)                  2003                 2002
---------------------------------------------------------------------------------
Revenues:
     Contract research grants                        $   66               $   21
     Laboratory support services                          3                   --
     Technology license fees                             --                   26
                                                    -----------------------------
         Total revenues                                  69                   47
                                                    -----------------------------
Operating expenses:
     Research and development                           969                2,011
     Clinical trials                                    876                1,420
                                                    -----------------------------
         Total research and development               1,845                3,431
     General and administrative                         702                  911
                                                    -----------------------------
        Total operating expenses                      2,547                4,342
                                                    -----------------------------
Interest income                                         (31)                (266)
                                                    -----------------------------
        Loss before income tax benefit               (2,447)              (4,029)
Income tax benefit                                      (22)                  --
                                                    -----------------------------
        Net loss                                    ($2,425)             ($4,029)
                                                    =============================
Basic and diluted loss applicable
    to common shareholders per share                 ($0.08)              ($0.14)
                                                    =============================
Weighted-average number of shares
    of common stock outstanding                      28,927               28,880
                                                    =============================

                          CONDENSED BALANCE SHEET DATA

                                                    March 31,            Dec. 31,
(In thousands)                                        2003                 2002
---------------------------------------------------------------------------------
                                                   (Unaudited)
Cash and cash equivalents                            $8,146              $10,131
Total assets                                          8,754               10,923
Total liabilities                                     2,307                2,059
Shareholders' equity                                  6,447                8,864
---------------------------------------------------------------------------------

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